EXHIBIT 99

Certification of the Benefits Committee
Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

The undersigned, comprising all of the members of the Benefits Committee of Big Lots, Inc. (“Big Lots”), being the committee directly in charge of administering the Big Lots, Inc. Savings Plan and Trust (the “Plan”), hereby certifies, for the purposes of section 1350 of chapter 63 of title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, in his capacity as a member of the Benefits Committee of Big Lots, that, to his knowledge, the Annual Report of the Plan on Form 11-K for the period ended December 31, 2002:

(i)	Fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934; and

(ii)	The information contained in the Annual Report fairly presents, in all material respects, the net assets available for benefits and changes in net assets available for benefits of the Plan.

This written statement is being furnished to the Securities and Exchange Commission as an exhibit to such Form 11-K. A signed original of this statement has been provided to Big Lots and furnished to the Securities and Exchange Commission or its staff upon request.

Dated: June 30, 2003	/s/ Albert J. Bell Albert J. Bell Committee Member

Dated: June 30, 2003	/s/ Brad A. Waite Brad A. Waite Committee Member

Dated: June 30, 2003	/s/ Jeffrey G. Naylor Jeffrey G. Naylor Committee Member